Exhibit 99.2

2016 Foreman Butte Acquisition Properties

Unaudited Combined Pro Forma Financial Data

The following combined pro forma financial information gives effect to the acquisition of the Foreman Butte Properties for consideration of $16.1 million. Our current credit facility with our lead banker was extended by $11.5 million to partially fund this acquisition. The balance of this facility is $30.5 million, which is fully drawn. Its currently due January 2017, however we are in discussions with the lender to extend the term of this facility. In addition, the seller of the assets provided a $4 million promissory note with a 10% interest rate due March 31, 2017. The remaining $0.6 million was paid in cash.

The combined pro forma statement of operations for the nine months ended March 31, 2016 is based on our unaudited statement of operations for the nine months ended March 31, 2016, and the audited Summary of Revenues and Direct Operating Expenses of the 2016 Foreman Butte Acquisition Properties for the nine months ended March 31, 2016 and gives effect to the transaction described above as if it occurred on July 1, 2014.

The combined pro forma statement of operations for the year ended June 30, 2015 is based on our audited statement of operations for the year ended June 30, 2015, and the audited summary of revenues and direct operating expenses of the Foreman Butte Acquisition Properties acquired by the Company for the year ended June 30, 2016 and gives effect to the transaction described above as if it occurred on July 1, 2014.

The unaudited combined pro forma statement of operations presented herein have been included as required by the rules of the SEC and are provided for comparative purposes only. These unaudited combined pro forma financial statements should be read in conjunction with our historical financial statements and related notes for the periods presented.

The unaudited combined pro forma statement of operations presented herein are based upon assumptions and include adjustments as explained in the notes to the unaudited combined pro forma financial statements. The actual recording of the transactions could differ. The unaudited combined pro forma statement of operations presented herein are not necessarily indicative of the financial results that would have occurred had the transactions described above occurred on the dates indicated and should not be viewed as indicative of operations in the future. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions discussed above and that the pro forma adjustments give appropriate effect to those assumptions.

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Samson Oil and Gas Limited Unaudited Combined Pro Forma Statement of Operations Nine Months Ended March 31, 2016

	Samson Oil and Gas Limited Historical Amounts	Foreman Butte Historical Amounts	Pro Forma Adjustments		Combined Pro Forma Amounts
REVENUES AND OTHER INCOME:
Oil sales	$960,705	$4,819,964	$-		$5,780,669
Gas sales	156,333	35,651	-		191,984
Other liquids	9,580	-	-		9,580
Interest income	255	-	-		255
Other	879,330	46,129	-		925,459
TOTAL REVENUE AND OTHER INCOME	2,006,203	4,901,744	-		6,907,947

EXPENSES:
Lease operating expense	(661,394)	(5,477,090)	-		(6,138,484)
Depletion, depreciation and amortization	(791,104)	-	(1,692,864)	a)	(2,483,968)
Impairment expense	(49,126)	-	-		(49,126)
Exploration and evaluation expenditure	(21,399)	-	-		(21,399)
Accretion of asset retirement obligations	(15,353)	-	-		(15,353)
Amortization of borrowing costs	(35,485)	-	-		(35,485)
Interest expense	(207,650)	-	(860,625)	b)	(1,068,275)
Loss on derivative instruments	(358,514)	-	-		(358,514)
Acquisition costs	(215,853)	-	-		(215,853)
General and administrative	(902,455)	-	-		(902,455)
TOTAL EXPENSES	(3,258,333)	(5,477,090)	(2,553,489)		(11,288,912)

Loss from operations	(1,252,130)	(575,346)	(2,553,489)		(4,380,965)
Income tax benefit	-	-	-		-
Net loss	(1,252,130)	(575,346)	(2,553,489)		(4,380,965)
OTHER COMPREHENSIVE GAIN (LOSS)
Foreign currency translation gain/(loss)	(1,653)	-	-		(1,653)
Total comprehensive loss for the period	$(1,253,783)	$(575,346)	$(2,553,489)		$(4,382,618)

Net loss per ordinary share from operations:
Basic – dollars per share	(0.00)	(0.00)	(0.00)		(0.00)
Diluted – dollars per share	(0.00)	(0.00)	(0.00)		(0.00)

Weighted average ordinary shares outstanding:
Basic	2,837,834,301	2,837,834,301	2,837,834,301		2,837,834,301
Diluted	2,837,834,301	2,837,834,301	2,837,834,301		2,837,834,301

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Samson Oil and Gas Limited Unaudited Combined Pro Forma Statement of Operations Twelve Months Ended June 30, 2015

	Samson Oil and Gas Limited Historical Amounts	Foreman Butte Historical Amounts	Pro Forma Adjustments		Combined Pro Forma Amounts
REVENUES AND OTHER INCOME:
Oil sales	$12,460,171	$15,892,857	$-		$28,353,028
Gas sales	834,835	303,114	-		1,137,949
Interest income	30,759	-	-		30,759
Gain on derivative instruments	3,112,268	-	-		3,112,268
Gain on sale of oil and gas properties	-	-	-		0
Other	137,857	481,986	-		619,843
TOTAL REVENUE AND OTHER INCOME	16,575,890	16,677,957	-		33,253,847

EXPENSES:
Lease operating expense	(6,117,217)	(13,558,177)	-		(19,675,394)
Depletion, depreciation and amortization	(6,920,945)	-	(2,742,032)	a)	(9,662,977)
Impairment of oil and natural gas properties	(21,475,450)	-	-		(21,475,450)
Exploration and evaluation expenditure	(12,686,943)	-	-		(12,686,943)
Accretion of asset retirement obligations	(40,159)	-	-		(40,159)
General and administrative	(4,812,668)	-	-		(4,812,668)
Abandonment Expense	(404,485)	-	-		(404,485)
Borrowing costs	(135,694)	-	-		(135,694)
Interest expense	(598,940)	-	(1,147,500)	b)	(1,746,440)
TOTAL EXPENSES	(53,192,501)	(13,558,177)	(3,889,532)		(70,640,210)
Loss before income tax	(36,616,611)	3,119,780	(3,889,532)		(37,386,363)
Income tax (provision)/ benefit	(3,021)	-	-		(3,021)
Net loss	$(36,619,632)	$3,119,780	$(3,889,532)		$(37,389,384)
OTHER COMPREHENSIVE LOSS
Foreign Currency Translation loss	(305,840)	-	-		(305,840)
Total comprehensive loss for the period	$(36,925,472)	$3,119,780	$(3,889,532)		$(37,695,224)

Net loss per common share:
Basic – dollars per share	(0.01)	0.00	(0.00)		(0.02)
Diluted – dollars per share	(0.01)	0.00	(0.00)		(0.02)

Weighted average common shares outstanding:
Basic	2,837,777,322	2,558,418,209	2,558,418,209		1,935,438,970
Diluted	2,837,777,322	2,558,418,209	2,558,418,209		1,935,438,970

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Samson Oil and Gas Limited

Notes to Unaudited Combined Pro Forma Statement of Operations

The accompanying unaudited combined pro forma statement of operations for the nine months ended March 31, 2016 and for the twelve months ended June 30, 2016 assumes that the acquisition of the Foreman Butte Properties occurred as of July 1, 2014. The following adjustments have been made to the accompanying pro forma statement of operations:

a)	To adjust depletion and depreciation expense for the Foreman Butte acquisition properties based on the bargain purchase acquisition price of $23.9 million as at March 31, 2016. The pro forma adjustment is based on production and reserve information summarized under Pro Forma Supplementary Financial Information for Oil and Gas Producing Activities (unaudited) below.

b)	To adjusted interest expense for the Foreman Butte acquisition properties based on the additional interest expense that would have been incurred assuming the same form of financing the Company used to finance the acquisition had it occurred on July 1, 2014.

Proposed Bargain Purchase Accounting

After examining other similar transactions in the similar period from October 2015 to March 2016, Samson has determined that the fair value of the assets purchased was greater than the value paid for the assets. Samson has used the reserve report information generated as at March 31, 2016 as the basis for the fair value of the acquisition. The proved developed producing reserve value of the wells, based on the forward strip pricing at March 31, 2016 was $23,967,900. This is a preliminary valuation and remains subject to further review by both us and our auditors. The review may result in the fair value of the acquisition being higher or lower than the $23.9 million currently proposed. In performing the review of the valuation, we will look at the reasonableness of the assumptions used in the reserve estimation, including but not limited to cost and production inputs and estimates, commodity price estimates and the discount rate used in the valuation. We will also review the risk associated with the proved developed non producing and proved undeveloped wells and well locations. In addition to the review of the reserve report information, we will also review other trade sale value information that is publicly available.

The acquisition price was $16,160,000, including customary adjustments. As a result of this difference between the acquisition price and the preliminary fair value, Samson may book approximately $7.8 million in other income. This value is subject to the finalization of the fair value amount. Samson expects this income to be recognized in the Statement of Operations for the twelve months ended June 30, 2016.

Samson has sought a consultation with the Office of Chief Accountant at the Securities and Exchange Commission with respect to this accounting treatment. This process is ongoing and is expected to be resolved prior to filing its Form 10-K for the twelve months ended June 30, 2016.

Supplemental Oil and Gas Reserve Information (Unaudited)

Oil and Gas Reserve Information

The following tables summarize the net ownership interests in estimated quantities of proved developed producing, proved developed non producing and proved undeveloped oil and natural gas reserves of the 2016 Foreman Butte Acquisition Properties for the periods indicated, estimated by management and Samson’s external reserve engineers, Netherland & Sewell Associates Inc., and the related summary of changes in estimated quantities of net remaining proved reserves during the periods indicated combined with the Samson reserves. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

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	Samson Oil and Gas Limited Historical Information - BOE	Foreman Butte Acquistion - BOE	Pro Forma Total - BOE

Balance at July 1, 2014	1,773,000	3,040,811	4,813,811

Extension and discoveries	446,000	-	446,000
Production	(269,000)	(282,122)	(551,122)
Revisions to previous estimates	(467,000)	(118,504)	(585,504)

Balance at June 30, 2015	1,483,000	2,640,185	4,123,185

Extension and discoveries	-	-	-
Production	(199,401)	(148,812)	(348,213)
Revisions to previous estimates	(102,995)	4,734,901	4,631,906

Balance at March 31, 2016	1,180,604	7,226,274	8,406,878

As at March 31, 2016
Proved Developed Producing	1,180,604	2,106,900	3,287,504
Proved Developed Non Producing	-	1,424,840	1,424,840
Total Proved Developed	1,180,604	3,531,740	4,712,344

Proved Undeveloped	-	3,694,534	3,694,534
Total Proved	1,180,604	7,226,274	8,406,878

As at June 30, 2015
Proved Developed Producing	1,483,000	2,640,185	4,123,185
Proved Developed Non Producing	-	-	-
Proved Undeveloped	-	-	-
Total Proved	1,483,000	2,640,185	4,123,185

Barrel of Oil Equivalent (BOE) assumes a ratio of 6 MCF of natural gas per barrel of oil.

For the twelve months ended June 30, 2015 and the nine months ended March 31, 2016 the revisions to estimates for the Samson Historical Information relates to downward revisions to the forward decline curve for existing wells based on the historical performance of those wells or a change in the economic life of well as impacted by the decline in commodity prices.

For the nine months ended March 31, 2016, revisions to previous estimates includes revisions to proved non producing (“PDNP”) wells and proved undeveloped (“PUD”) well locations. Revisions to PDNP locations added 1.4 million BOE to total proved reserves and revisions to PUD locations added 3.7 million BOE to proved reserves.

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The seller of the 2016 Foreman Butte Acquisition Properties was a predominately Bakken producer in North Dakota and Montana. As such, when a non-Bakken well stopped producing for any reason – mechanical or otherwise – the seller would often not invest any time or capital to restart production. As there was no plan to recommence production associated with these shut in wells, no value was ascribed to them in previous reserve reports. Samson has reviewed the engineering associated with these wells and following a change in the estimated operating cost structure and a small workover program (the capital cost of which is included in the reserve valuation) these previously shut in wells are now expected to be put back into production and produce at economic levels and therefore have been included in the reserve report. A portion of the proved non producing wells have also been recognized in the reserve report following evidence provided to the reserve engineer that indicates that stimulating some of these wells with acid could provide an uplift in production. This uplift is also included in the revisions to previous estimates.

In addition to the proved non producing wells, Samson has also added 3.7 million BOE in PUD reserves in the revisions of previous estimates category. The decreasing costs to drill a well have meant that these wells, which are estimated to cost approximately $2.8 million to drill, represent economic value based on SEC prices as at March 31, 2016. The reserves detailed above include 12 proved undeveloped well locations. These wells will be financed through a combination of free cash flow and additional capital (either debt or equity) that Samson anticipates raising in the future. While Samson’s ability to raise additional capital cannot be guaranteed, management believes that its plans for future of development of PUDs are reasonable and achievable in the current economic environment.

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e. prices and costs) existing at the time the estimate is made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates are made.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following tables set forth the combined computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows for the 2016 Foreman Butte Acquisition Properties and the historical Samson properties in accordance with ASC 932, Extractive Activities – Oil and Gas and based on oil and natural gas reserve and production volumes. Future cash inflows as of June 30, 2015 and March 31, 2016 were computed by applying average prices (calculated as the unweighted arithmetic average of the first-day-of-the-month oil and gas prices for each month within the twelve month periods ended June 30, 2015 and March 31, 2016) to estimate future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at period end, based on period-end costs and assuming the continuation of existing economic conditions. Prices changes based on inflation, federal regulatory changes, supply and demand are not considered. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual change takes effect. In accordance with the ASC 932, a discount rate of 10% is applied to the annual future net cash flows.

The prices, calculated as described above, were $68.17 per barrel of oil and $3.390 per MMBTU of natural gas at June 30, 2015 and $42.77 per barrel of oil and $2.93 per MMBTU of natural gas at March 31, 2016. The prices were based on index prices, which have been adjusted for historical average location and quality differentials. Future cash inflows were reduced by estimated future development and production costs based on period-end costs resulting in net cash flow before tax. Due to the historic net operating losses recognized by Samson and the significant amount of intangible drilling costs to be incurred in these cash flows, estimated taxes have not been included in this forecast.

The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

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	March 31, 2016
	Samson Oil and Gas Limited Historical Information	Foreman Butte Acquisition	Pro Forma Total
Future cash inflows	$35,762,960	$242,328,700	$278,091,660
Future production costs	(19,900,530)	(113,065,600)	(132,966,130)
Future development costs	-	(36,207,900)	(36,207,900)
Future income tax	-	-	-

Future net cash flows	15,862,430	93,055,200	108,917,630

10% annual discount for estimated timing of cash flows	(4,916,772)	(51,491,000)	(56,407,772)

Standardized measure of discounted future cash flows	$10,945,658	$41,564,200	$52,509,858

Changes in the standardized measure are as follows:

	Samson Oil and Gas Limited Historical Information	Foreman Butte Acquisition	Pro Forma Total

As at July 1, 2015	$34,253,000	$48,485,300	$82,738,300
Sales of oil and gas produced, net of production costs	(2,410,383)	-	(2,410,383)
Net changes in prices and production costs	(21,981,373)	(34,406,977)	(56,388,350)
Extensions, discoveries and improved recoveries	-	-	-
Previously estimated development costs incurred during the period	38,000	-	38,000
Net changes in future development costs	-	(36,207,900)	(36,207,900)
Revisions of previous quantity estimates	(2,378,886)	58,845,247	56,466,361
Accretion of discount	3,425,300	4,848,530	8,273,830
Net change in income tax	-	-	-
Changes in timing of estimated cashflow and others	-	-	-

As at March 31, 2016	$10,945,658	$41,564,200	$52,509,858

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